[Spectrum Law Group, LLP LETTERHEAD]


                                                                     Exhibit 5.1


                                October 30, 2003

NewCom International, Inc.
2102 Business Center Drive, Suite 130
Irvine, California 92612

Gentlemen:

         As special counsel for NewCom International, Inc. (the "Company"), we have examined its Articles of Incorporation and Bylaws, as amended, and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the registration statement of the Company on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about October 29, 2003 (the "Registration Statement") covering the registration under the Securities Act of 1933, as amended, an aggregate of up to 1,000,000 shares of common stock, $.001 par value (the "Shares") to be issued pursuant to the NewCom International Inc. 2002 Stock Compensation Plan (the "Plan").

         Upon the basis of such examination, we are of the opinion that the Shares will be, when issued and sold in the manner referred to in the Plan, duly and validly issued as fully paid and non-assessable securities of the Company.

         We wish to advise that members of this firm who have worked on the Registration Statement and their affiliates have a right to receive 500,000 shares of common stock of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                 Very truly yours,

                                                 /s/ Spectrum Law Group, LLP